Exhibit 21

List of Principal Subsidiaries of Inamed Corp.

Subsidiary	Country	State

AEI, Inc.	US	Delaware
Collagen KK	Japan
Collagen Aesthetics Australia Pty. Ltd.	Australia
Collagen Aesthetics GmbH	Germany
Collagen Aesthetics Iberia SA	Spain
Inamed Aesthetics GmbH	Germany
Inamed Aesthetics Limited	UK
Inamed Aesthetics SA	Spain
Inamed Canada Inc.	Canada
Inamed International Corp.	US	Delaware
Inamed Medical Products Corp.	US	California
Inamed SRL	Italy
McGhan Limited	Ireland
McGhan Medical BV	The Netherlands
McGhan Medical SARL	France
Inamed Costa Rica SA	Costa Rica